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                                                                    Exhibit 99.1

TERAYON ANNOUNCES RESIGNATION OF EDWARD LOPEZ AS GENERAL COUNSEL

      Santa Clara, CA -- December 17, 2004 -- Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of digital video and content access solutions, today announced that Edward Lopez has notified the company of his intention to resign as senior vice president, general counsel and human resources effective December 31, 2004 to pursue other career opportunities. Mark Richman, Terayon's senior vice president, finance and administration and chief financial officer, will assume Lopez's responsibilities upon his departure.

      Lopez joined Terayon in 1999 as the company's first general counsel and subsequently assumed responsibility for human resources and other administrative functions. Most recently Lopez also served as the company's acting chief financial officer.

      "I want to thank Ed for his many valued contributions to Terayon over the past five years, and wish him well in his future endeavors," said Jerry Chase, CEO, Terayon. "Ed's leadership in the company has been a constant during a time of many changes, and Ed has been instrumental in establishing strong corporate governance and company policies and practices that provide a solid foundation for Terayon going forward. While we will certainly miss Ed's abilities, we are fortunate that Mark has recently joined us and that he has the necessary experience to assume responsibility for the company's legal and human resources operations upon Ed's departure."

      Richman joined Terayon in November 2004 with over 20 years of financial management and senior administration experience. His areas of responsibility will now include the company's legal and human resources operations, in addition to managing all aspects of the company's corporate finance, accounting, investor relations, real estate and information technology functions.

ABOUT TERAYON

      Terayon Communication Systems, Inc. provides digital video and content access solutions for broadband providers, cable companies, satellite operators and broadcasters for the delivery of advanced, carrier-class voice, data and video services. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq
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under the symbol TERN. Terayon can be found on the web at www.terayon.com.

                                       ###

Press contact:                                        Investor contact:
Rebecca West                                          Kristin Stokan
AtomicPR                                              Terayon Director, Finance
(415) 703-9454                                        (408) 486-5206
rebecca@atomicpr.com                                  kristin.stokan@terayon.com


"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements including statements of management's opinion or expectations. These statements are estimates and assumptions by Terayon and other parties that involve risks and uncertainties detailed from time to time in Terayon's filings with the Securities and Exchange Commission, including Terayon's 10-Q for the period ended September 30, 2004 and 10-K for the year ended December 31, 2003. Terayon is not obligated to (and expressly disclaims any obligation to) revise/update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.